As filed with the Securities and Exchange Commission on July 7, 2020

Registration No. 333-229696

Registration No. 333-228885

Registration No. 333-213717

Registration No. 333-213198

Registration No. 333-210993

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (No. 333-229696)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (No. 333-228885)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (No. 333-213717)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (No. 333-213198)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (No. 333-210993)

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

QUORUM HEALTH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	47-4725208
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1573 Mallory Lane

Brentwood, Tennessee 37027

(Address of Principal Executive Offices and Zip Code)

Quorum Health Corporation Amended and Restated 2016 Stock Award Plan

Quorum Health Corporation 2018 Restricted Stock Plan

Quorum Health Corporation Director’s Fees Deferral Plan

QHCCS, LLC Nonqualified Deferred Compensation Plan

Quorum Health Corporation 2016 Stock Award Plan

(Full title of the plan)

R. Harold McCard, Jr.

Quorum Health Corporation

Senior Vice President, General Counsel and Secretary

1573 Mallory Lane

Brentwood, Tennessee 37027

(Name and address of agent for service)

(615) 221-1400

(Telephone number, including area code, of agent for service)

Copies to:

Tonya Mitchem Grindon, Esq.

Nathanael P. Kibler, Esq.

Baker, Donelson, Bearman, Caldwell & Berkowitz, PC

Baker Donelson Center

Suite 800

211 Commerce Street

Nashville, Tennessee 37201

(615) 726-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Quorum Health Corporation, a Delaware corporation (the “Registrant”), previously filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”), and are being filed to deregister any and all securities registered but unsold or otherwise unissued as of the date hereof:

•

File No. 333-229696, filed with the Commission on February 15, 2019, pertaining to the registration of 3,700,000 shares of common stock, par value $0.0001 per share (“Common Stock”), under the Quorum Health Corporation Amended and Restated 2016 Stock Award Plan;

•	File No. 333-228885, filed with the Commission on December 19, 2018, pertaining to the registration of 625,000 shares of Common Stock under the Quorum Health Corporation 2018 Restricted Stock Plan;

•

File No. 333-213717, filed with the Commission on September 20, 2016, pertaining to the registration of 150,000 shares of Common Stock under the Quorum Health Corporation Director’s Fees Deferral Plan;

•

File No. 333-213198, filed with the Commission on August 18, 2016, pertaining to the registration of $40,000,000 in deferred compensation obligations under the QHCCS, LLC Nonqualified Deferred Compensation Plan; and

•	File No. 333-210993, filed with the Commission on April 29, 2016, pertaining to the registration of 4,700,000 shares of Common Stock under the Quorum Health Corporation 2016 Stock Award Plan.

On April 7, 2020, the Registrant and certain of its direct and indirect subsidiaries (collectively, the “Debtors”) filed voluntary petitions for relief (the “Chapter 11 Cases”) under Chapter 11 of the United States Bankruptcy Code with the Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The Chapter 11 Cases are being jointly administered under the caption In re Quorum Health Corporation, et al., Case No. 20-10766 (KBO). On June 30, 2020, the Bankruptcy Court entered an order confirming the Debtors’ Joint Prepackaged Chapter 11 Plan of Reorganization, dated April 6, 2020 (as amended and supplemented, the “Plan”), under which, on July 7, 2020, the effective date of the Plan, all outstanding shares of the Registrant’s common stock, shares of the Registrant’s restricted stock, and the Registrant’s restricted stock units were cancelled pursuant to the Plan.

The Registrant hereby removes from registration all of the securities registered under the Registration Statements that remain unsold as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of each Registration Statement.

As no securities are being registered herein, and the sole purpose of this filing is to terminate and deregister, the disclosure requirements for exhibits under Regulation S-K Item 601 are inapplicable to this filing.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Post-Effective Amendments to the above-referenced Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brentwood, State of Tennessee, on July 7, 2020.

QUORUM HEALTH CORPORATION

By:	/s/ R. Harold McCard, Jr.
R. Harold McCard, Jr.
SVP and Secretary

Note: No other person is required to sign these Post-Effective Amendments to the above-referenced Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.

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